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                          SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C.

                                       FORM 8-K

                    CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                        OF THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: December 15, 1998


                           OZO DIVERSIFIED AUTOMATION, INC.
                ------------------------------------------------------
                (Exact name of Registrant as specified in its charter)

                           Commission file number: 0-16335

             Colorado                                       84-0922701
   -------------------------------                   ----------------------
   (State or other jurisdiction of                        (IRS Employer
   incorporation or organization)                    Identification Number)


7450 East Jewell Ave, Suite A, Denver, Colorado               80231
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(Address of principal executive offices)                    (Zip Code)


                 Registrant's telephone number, including area code:
                                    (303) 368-0401

                                    not applicable
                     --------------------------------------------
                     former name or former address, if applicable

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ITEM 5.   OTHER EVENTS

EXTENSION OF THE PROPOSED TRANSACTION WITH JOT AUTOMATION, INC.

     In its report on Form 8-K reporting an event of November 4, 1998, OZO Diversified Automation, Inc. (OTCBB: 'OZOA') reported that it had entered into an Asset Purchase Agreement with JOT Automation, Inc. of Dallas, Texas. Following the execution by both parties of that Agreement, OZO continued negotiating certain of the documents with respect thereto, and prepared and filed with the Securities and Exchange Commission a preliminary proxy statement in accordance with SEC Regulation 14A. The staff members of the Commission's Division of Corporation Finance elected to review OZO's preliminary proxy statement. The decision to review the proxy statement has two consequences to OZO:

     The shareholder vote on the proposed transaction between OZO and JOT Automation described in the preliminary proxy statement cannot occur prior to the end of 1998, which means that the completion of the transaction (if approved by the OZO shareholders, of which there can be no assurance) cannot occur on January 2, 1999, as scheduled in the Asset Purchase Agreement; and

     The shareholders of OZO will not be able to elect directors at the shareholders meeting when the meeting is held.

     As a result of those consequences, OZO and JOT Automation, Inc., have entered into an amendment to the Asset Purchase Agreement which provides that the completion of the transaction will take place on the first business day not earlier than three days after approval of the transaction by the shareholders of OZO. In addition, JOT Automation has made certain accommodations for OZO to make expenditures necessary or appropriate to maintain and improve the Excluded Assets and to repay certain outstanding debt which will become due before the transaction with JOT Automation can be completed. OZO will have to repay these extraordinary expenditures to JOT as the completion of the transaction (if completed, of which there can be no assurance).

     Also as a result of the delay in finalizing the proxy statement, OZO has elected to extend the record date for determining shareholders entitled to notice of, and to vote at, the meeting. The record date for the forthcoming meeting will be December 31, 1998.

CONVERSION/EXTENSION OF CERTAIN INDEBTEDNESS

     On November 13, 1998, in an effort to reduce the Company's total indebtedness, the Board of Directors authorized a reduction in the conversion price of outstanding convertible promissory notes from $1.14 per share to $.875, a price which was still in excess of the market price on November 13, 1998, as quoted by the OTC Bulletin Board. As a result, each of the twelve $10,000 promissory notes became convertible into 11,428 shares as compared to 8,772 shares at the higher conversion price. One of the Company's directors, Alvin Katz, owns one convertible promissory note through his wife and two additional convertible promissory notes through a partnership in which Mr. Katz and his wife have a 50% interest. Mr. Katz acquired interests in these notes prior to his becoming a director of OZO. The holders of seven convertible promissory notes (including the notes in which Mr. Katz has an interest) converted at the lower price, and the holders of three of

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the remaining five convertible promissory notes extended the due date of those notes until January 31, 1999.

     There are also twelve $10,000 non-convertible promissory notes included with the convertible promissory notes. In each case the convertible and non-convertible promissory notes were due on December 30, 1998. (Mr. Katz has interests in three of the non-convertible promissory notes as well.) The holders of ten of the non-convertible promissory notes (including the notes in which Mr. Katz has an interest) extended the due date of those notes until January 31, 1999.

     In July 1998 Mr. Katz advanced $75,000 to OZO for use for working capital purposes at a time when OZO's liquidity was extremely limited. OZO issued Mr. Katz a secured promissory note bearing interest at 10%, repayable in full (with accrued interest) on December 31, 1998. Mr. Katz has extended the due date of the obligation to and including February 28, 1999.

     Mr. Katz did not participate in the Board's vote to reduce the exercise price of the convertible promissory notes.

ITEM 7.   EXHIBITS

     99.1. Amendment No. 1 to Asset Purchase Agreement effective as of December 15, 1998

     99.2. Form of License Agreement from JOT Automation, Inc. to OZO to be entered into at the closing of the transaction contemplated in the Asset Purchase Agreement

                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       OZO DIVERSIFIED AUTOMATION, INC.


December   , 1998                      By: David J. Wolenski
                                           -------------------------------
                                           David J. Wolenski, President